Exhibit 99.1

American River Bankshares Reports Fourth Quarter 2012 Results

Sacramento, CA, January 24, 2013 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $870,000, or $0.09 per diluted share for the fourth quarter of 2012 compared to $1.0 million or $0.10 per diluted share for the fourth quarter of 2011. For the twelve months ended December 31, 2012, net income was $3.2 million, or $0.34 per diluted share compared to $2.5 million or $0.25 per diluted share for the twelve months ended December 31, 2011. A reduction in the provision for loan and lease losses, due to improving asset quality, higher noninterest income and a lower tax provision contributed to the profitability for both the quarter and the year.

“This past year has been one of mixed results, with a 28% increase in profits and a 52% higher share price,” said David Taber, President and CEO of American River Bankshares. “We were also able to reduce nonperforming assets by 18% as well as increase core deposits by 5%.”

Taber continued, “Despite those positives, our loan totals do not reflect our activity as payoffs outpace new loan originations which continues to put pressure on our net interest margin.”

Financial Highlights

•	Nonperforming assets (“NPAs”) declined to $17.7 million, or 2.97% of total assets at December 31, 2012, compared to $20.5 million, or 3.50% of total assets at September 30, 2012, and $21.7 million, or 3.73% of total assets a year ago.

•	The allowance for loan and lease losses was $5.8 million (2.24% of total loans and leases) at December 31, 2012, compared to $5.9 million (2.15% of total loans and leases) in the preceding quarter and $7.0 million (2.34% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 105.6% at December 31, 2012, an increase from 87.6% in the preceding quarter and 52.5% one year ago.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At December 31, 2012, American River Bank’s Leverage ratio was 12.6% compared to 12.7% at September 30, 2012 and 12.3% one year ago; the Tier 1 Risk Based Capital ratio was 23.5% compared to 22.4% at September 30, 2012 and 20.2% one year ago; and the Total Risk Based Capital ratio was 24.8% compared to 23.6% at September 30, 2012 and 24.5% one year ago.

•	Fourth quarter 2012 net interest margin (“NIM”) was 3.80%, down from 3.88% for the third quarter of 2012 and 4.24% for the fourth quarter of 2011. Year-to-date 2012 NIM was 3.91% compared to 4.36% for the twelve months ended December 31, 2011.

•	Shareholders’ equity was $94.0 million at December 31, 2012 compared to $94.1 million a year ago. At December 31, 2012, tangible book value increased 6% to $8.33 per share, and book value per share increased 6% to $10.08 per share from a year ago.

Northern California Economic Update

Management at American River Bank prepares a quarterly credit market and economic conditions report for internal use that analyzes the past six to eight rolling quarters within the three markets in which the Company does business – Sacramento, Sonoma and Amador Counties. Sources used to prepare this report include: Keegan & Coppin Quarterly Reports, Voit Real Estate Services Quarterly Reports, Cassidy-Turley Quarterly Office Report, Foreclosure Radar, Trulia Market Reports, Sacramento Association of Realtors, and the State of California Employment Development Department reports. While the Company believes this data to be correct, it does not verify its accuracy.

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In general, the data included in the report shows economic indicators in these markets trending upwards through the end of 2011, moving the economy off of its low of the past few years. This trend dipped slightly in the first quarter of 2012, reported mixed results in the second and third quarters, and noted some upward trends in the fourth quarter of 2012. Activity in the residential market was generally positive throughout the year, commercial real estate trends improved in the fourth quarter of 2012 and all our regions reported positive trends in employment. As stated in previous market reports, positive trends and ongoing tangible signs of sustained growth are required before management can determine the viability of the economic recovery in each of these regions.

Commercial Real Estate In Sacramento County, office vacancy dropped to 16.2% during the fourth quarter of 2012, a 1.0% drop compared to the third quarter of 2012 and the lowest rate in over two years; retail vacancy, at 9.4%, is slightly better than last quarter and a small improvement from 10.0% one year ago; and industrial vacancy is 11.9%, up slightly from 11.8% at year-end 2011. In Sonoma County, after increasing in the first quarter, office vacancies have declined through the rest of the year, ending 2012 at 22.0%, the lowest rate in eight quarters; retail vacancies are 5.4%, the lowest in two years; and industrial vacancies dropped to 12.3% from 13.3%, showing steady decline after a high of 15.0% at March 31. 2012. In both counties, although absorption of commercial real estate is mixed, it has been positive in each of the past two quarters. In Sacramento County, all three property types had positive absorption in the fourth quarter of 2012 and office and retail have been positive for seven consecutive quarters; however, industrial absorption has been negative in two of the past six quarters. In Sonoma County, absorption has been positive in each of the past two quarters; however office absorption has been negative in two of the last six quarters and industrial was negative in three of the last six quarters. Year-to-date, industrial absorption is a negative 290,000 square feet. In Sacramento County commercial lease rates have shown little change in the last two years; office rates have been at a high of $1.80/SF to the current $1.75/SF, retail has ranged from $1.43/SF to $1.35/SF, and industrial has ranged from $0.35/SF to $0.37/SF. After declining for several quarters, Sonoma County lease rates have improved slightly at during the fourth quarter of 2012; offices leases average $1.53/SF, retail leases average $1.12/SF, and industrial rates average $0.75/SF.

Residential Real Estate Residential real estate data is focused on California and the markets the Company serves, and is easiest measured by tracking foreclosure activity (number of filings and results of closed foreclosures) and in home sales (median prices and asking prices). Positive trends have continued through all of 2012 in residential foreclosure activity with reductions in the number of Default and Sales notices. Statewide, through the end of 2012, the number of defaults is less than half of what were filed in 2009, is 37% lower than 2010, and is 25% lower than 2011. Notice of Sale filings are down by similar percentages. Most notable is the number of closed foreclosures that are being purchased by third parties. For all of 2011, California third party bids were 25% of trustee sales; through the end of 2012, this percentage was 39%. For Sacramento in 2012, third party bids were 28% compared to 26% for all of 2011; Sonoma County increased from 18% to 29%; and Amador County increased from 7% to 12%. After steady drops in asking prices and median sales prices through the first three months of 2012, these numbers increased in all three of our markets through the balance of 2012. Compared to year-end 2011, aggregate median sales prices increased 33% in our markets, and asking prices increased by 39%. Also, in Sacramento, for the third consecutive quarter, the number of homes listed for sale represents less than one month of inventory. In November 2012, Sacramento reported 1,520 sales compared to 1,401 active listings, representing a 28 day inventory.

Employment After an increase in unemployment to 11.5% in California in the first quarter of 2012, it dropped to 10.4% at June 30, 2012, increased to 10.6% at September 30, 2012 and ended November at 9.5%; State unemployment remains above the national average (unchanged at 7.8% for the past two quarters). At the end of November 2012, and compared to one year ago, all three of our markets improved; Sacramento unemployment rate was reported to be 9.7%, Sonoma was reported to be 7.7% and Amador was reported to be 11.0%. In addition, job growth in California has been positive for the first eleven months of 2012, reporting 254,000 new jobs. In our markets in 2012, job growth is up 1.2% in Sacramento County, up 5.1% in Sonoma County and up 1.6% in Amador County.

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Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $596.4 million at December 31, 2012, compared to $584.6 million at September 30, 2012, and $581.5 million at December 31, 2011.

Net loans totaled $252.1 million at December 31, 2012, down from $270.2 million at September 30, 2012 and down from $293.7 million at December 31, 2011, with the decline related to a decrease in both the fourth quarter and year over year in nonperforming loans as well as the production of new loans being less than loan payoffs. Nonperforming loans decreased $7.9 million (59%) from $13.4 million at December 31, 2011 to $5.5 million at December 31, 2012. Nonperforming loans decreased $1.3 million (19%) from $6.8 million at September 30, 2012. The decrease in nonperforming loans in the fourth quarter of 2012 was partially the result of loan payments of $135,000, a note sale of $389,000, returns to performing status of $302,000 and transfers to other real estate owned (“OREO”) of $1.0 million. These decreases were partially offset by additional loans being placed on nonperforming status in the amount of $491,000. The loan portfolio at December 31, 2012 included: real estate loans of $213.9 million (83% of the portfolio), commercial loans of $30.8 million (12% of the portfolio) and other loans, which consist mainly of leases and consumer loans, of $13.4 million (5% of the portfolio). The real estate loan portfolio at December 31, 2012 includes: owner-occupied commercial real estate loans of $90.4 million (42% of the real estate portfolio), investor commercial real estate loans of $89.7 million (42% of the real estate portfolio), construction and land development loans of $6.9 million (3% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $26.9 million (13% of the real estate loan portfolio).

NPAs include nonperforming loans and leases, other real estate owned, and other repossessed assets. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $17.7 million at December 31, 2012 from $20.5 million in the prior quarter and from $21.7 million at the end of December 2011. The NPAs to total assets ratio stood at 2.97% at the end of December of this year, down from 3.50% three months earlier and 3.73% a year ago.

Loans measured for impairment were $30.1 million at the end of December 2012, compared to $26.0 million at September 30, 2012 and $30.1 million a year ago. The increase in the fourth quarter of 2012 relates to the classification of a single well-secured loan while much of the year over year decrease, excluding the loan classified in the fourth quarter totaling $5.6 million, relates to resolution of loans through pay off, sale or through transfer to OREO.

There was no provision for loan and lease losses for the fourth quarter of 2012 and for the fourth quarter of 2011. For the year ended December 31, 2012, the provision was $1.4 million, compared to $3.6 million for the year ended December 31, 2011. Net charge-offs in the fourth quarter of 2012 totaled $153,000 compared to $846,000 in the fourth quarter ending December 31, 2011. Net charge-offs for the year ended December 31, 2012 totaled $2.6 million, down $1.6 million when compared to the $4.2 million in net charge-offs for the year ended December 31, 2011.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At December 31, 2012, specific reserves of $528,000 were recorded on nonperforming loans compared to $455,000 at September 30, 2012 and $1.1 million at December 31, 2011. All of the nonperforming loans and leases have been evaluated for impairment according to the Company’s best practices, which follows the guidance established by Generally Accepted Accounting Principles and Regulatory requirements.

At December 31, 2012, the Company had 20 OREO properties totaling $12.2 million. This compares to 23 properties totaling $13.7 million at September 30, 2012 and one mobile home and 21 properties totaling $8.2 million at December 31, 2011. During the fourth quarter of 2012, the Company sold five properties for a $28,000 net gain and added two properties with adjusted balances totaling $1.2 million.

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The Company adjusted the balances on seven properties by $263,000 that were obtained in prior quarters for which updated appraised values were received in the current quarter. These adjustments were predominately OREO-related noninterest expense. For the fourth quarter of 2012, the Company added $165,000 to the OREO valuation allowance and charged off $30,000 to the OREO valuation allowance. At December 31, 2012 the OREO valuation allowance totaled $175,000. This compares to a valuation allowance of $40,000 at September 30, 2012 and $56,000 at December 31, 2011.

Investment securities, which includes stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $237.2 million at December 31, 2012, up $21.4 million or 10% from $215.8 million at December 31, 2011.  At December 31, 2012, the investment portfolio was comprised of 85% in mortgage-backed securities issued by government sponsored entities, 13% in obligations of states and political subdivisions and 2% in FHLB Stock and corporate bonds.

At December 31, 2012, total deposits were $478.3 million, compared to $462.3 million at December 31, 2011. Core deposits grew $16.7 million or 4.6% to $381.3 million at December 31, 2012 from $364.6 million at December 31, 2011. The Company considers all deposits except time deposits as core deposits.

At December 31, 2012, noninterest-bearing demand deposits accounted for 31% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances were 27% and time certificates were 20% of total deposits. At December 31, 2011, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 10%, savings deposits were 10%, money market balances accounted for 30% and time certificates were 21% of total deposits.

Shareholders’ equity decreased from $94.1 million at December 31, 2011 compared to $94.0 million at December 31, 2012.  The decrease in equity from December 31, 2011 was related to a $4.0 million reduction of common stock primarily due to shares of common stock repurchased under the Company’s 2012 Stock Repurchase Program (the “Repurchase Program”).  During 2012, the Company repurchased 575,389 shares of its common stock under the Repurchase Program.  The decrease in equity from the Repurchase Program was offset by an increase in the unrealized gain on securities of $727,000 and net income of $3.2 million.

Net Interest Income

Fourth quarter 2012 net interest income was down 10% year-over-year to $4.7 million from $5.2 million in the fourth quarter of 2011. Net interest income for the twelve months ended December 31, 2012 was down 10% to $19.4 million from $21.6 million for the twelve months in 2011.

The net interest margin as a percentage of average earning assets was 3.80% in the fourth quarter of 2012, compared to 3.88% in the prior quarter and 4.24% in the fourth quarter of 2011. For the twelve months ended December 31, 2012, the net interest margin was down 45 basis points to 3.91% from 4.36% for the twelve months ended December 31, 2011.

Interest income for the fourth quarter of 2012 decreased 12% to $5.1 million from $5.8 million for the fourth quarter of 2011. For the twelve months ended December 31, 2012, interest income decreased 12% to $21.3 million from $24.2 million for the twelve months ended December 31, 2011. Interest expense for the fourth quarter of 2012 decreased 22% to $440,000 from $565,000 for the fourth quarter of 2011. For the twelve months ended December 31, 2012, interest expense decreased 27% to $1.9 million from $2.6 million for the twelve months ended December 31, 2011.

The average yield on earning assets declined from 4.69% in the fourth quarter of 2011 to 4.16% for the fourth quarter of 2012 and declined from 4.89% for the twelve months ended December 31, 2011 to 4.28% for the twelve months ended December 31, 2012. Much of the decline in yields can be attributed to the overall lower interest rate environment, a decrease in average loans and an increase in average balances of lower yielding investment securities. Although the foregone interest on nonaccrual loans decreased in the fourth quarter of 2012 compared to the fourth quarter of 2011, it continues to have an impact on the net interest margin. During the fourth quarter of 2012, foregone interest income on nonaccrual loans was approximately $114,000, compared to foregone interest of $415,000 during the fourth quarter of 2011. The foregone interest of $114,000 had a 9 basis point negative impact on the yield on earning assets during the fourth quarter of 2012 compared to a 33 basis point negative impact during the fourth quarter of 2011.

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The average balance of earning assets increased from $496.9 million in the fourth quarter of 2011 to $497.7 million in the fourth quarter of 2012 and increased from $500.2 million for the twelve months ended December 31, 2011 to $504.5 million for the twelve months ended December 31, 2012. While the change in average earning assets from 2011 to 2012 was minimal, there was a significant change in the mix of the assets as principal reductions from loan paydowns were invested into investment securities. This mix change resulted in a decrease in loan balances and an increase in lower yielding investment security balances, and this change contributed to the decrease in the yield on earning assets mentioned above.

The average loan balances decreased from $308.8 million for the fourth quarter of 2011 to $266.0 in the fourth quarter of 2012 and decreased from $323.3 million for the twelve months ended December 31, 2011 to $282.1 million for the twelve months ended December 31, 2012. Although the Company generated new loans totaling $36.7 million in 2012, the production of new loans has been less than loan payoffs. Average investment securities were up 28% to $230.9 million for the fourth quarter of 2012 compared to the fourth quarter of 2011 and up 30% to $221.4 million for the twelve months ended December 31, 2012 compared to the twelve months ended December 31, 2011.

Average deposits increased from $466.5 million during the fourth quarter of 2011 to $475.3 million during the fourth quarter of 2012 and increased from $463.5 million for the twelve months ended December 31, 2011 to $471.1 million for the twelve months ended December 31, 2012. Average borrowings decreased from $18.8 million during the fourth quarter of 2011 to $18.0 million during the fourth quarter of 2012 and decreased from $17.0 million for the twelve months ended December 31, 2011 to $16.3 million for the twelve months ended December 31, 2012.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2012 was up 43% year-over-year to $675,000 from $471,000 in the fourth quarter of 2011 and for the twelve months ended December 31, 2012, increased 32% to $2.8 million from $2.1 million for the twelve months one year ago. The increase in noninterest income from the fourth quarter of 2011 to the fourth quarter of 2012 was primarily related to income from OREO properties. Income from OREO properties was $233,000 in the fourth quarter of 2012 compared to $37,000 in the fourth quarter of 2011.

The increase in noninterest income from 2011 to 2012 was primarily related to income from OREO properties partially offset by less income from gain on sale of investment securities. For 2012, income from OREO properties was $886,000 compared to $37,000 in 2011 and gain on sale of investment securities was $93,000 compared to $353,000 for 2011.

The increase in OREO property income was from rents received from foreclosed office buildings that the Company acquired in late 2011 and early 2012.

Noninterest expense increased 7% from $4.1 million for the fourth quarter of 2011 to $4.4 million for the fourth quarter of 2012, and for the twelve months ended December 31, 2012, increased 2% to $16.7 million from $16.3 million for the twelve months a year ago. While the total expense did not change significantly from period to period, OREO related expense increased approximately 104% or $331,000 to $650,000 for the fourth quarter of 2012 compared to $319,000 for the fourth quarter of 2011 and increased 60% or $777,000 to $2.1 million for 2012 compared to $1.3 million in 2011. The increase in OREO expenses is directly related to the type of OREO properties the Company now owns. Over the past fifteen months the Company has acquired multiple office buildings, while these properties do produce rental income as described above, they also require a significant amount of expense to maintain. On a year to date basis, the increase in OREO expense was offset by decreases in FDIC insurance expense of 35% or $299,000 from $863,000 in 2011 to $564,000 in 2012 as well as a salaries and benefits, which decreased 2% or $205,000 from $8.5 million in 2011 to $8.3 million in 2012.

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The fully taxable equivalent efficiency ratio for the fourth quarter of 2012 increased to 79.7% from 69.4% for the fourth quarter of 2011 and for the twelve months ended December 31, 2012 increased to 73.7% from 67.2% for the twelve months of 2011.

Provision for Income Taxes

Federal and state income taxes for the quarter ended December 31, 2012 decreased $488,000 from $619,000 in the fourth quarter of 2011 to $131,000 in the fourth quarter of 2012. For the twelve months ended December 31, 2012, the provision for income taxes was $860,000 compared to $1.3 million for the twelve months ended December 31, 2011. The lower provision for taxes in 2012 compared to 2011 resulted from the Company realizing the benefits of Enterprise Zone credits on our State tax return. In 2012, the Company took advantage of the hiring credit and the sales and use tax credit offered under the California Enterprise Zone program for the first time. In 2012, the Company not only realized the benefit for the current year but also realized the benefit for credits from amended tax returns filed for 2009 and 2010 and the tax return filed for 2011.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 24, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and CEO, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2470 and entering the Conference ID 8291240#. A recording of the call will be available twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
ASSETS	2012	2011
Cash and due from banks	$55,461	$23,768
Interest-bearing deposits in banks	750	1,250
Investment securities	237,210	215,814
Loans & leases:
Real estate	213,900	241,674
Commercial	30,811	42,108
Lease financing	1,509	1,725
Other	11,909	15,567
Deferred loan and lease origination fees, net	(230)	(302)
Allowance for loan and lease losses	(5,781)	(7,041)
Loans and leases, net	252,118	293,731
Bank premises and equipment, net	1,888	2,355
Goodwill and intangible assets	16,321	16,504
Other real estate owned, net	12,237	8,190
Accrued interest receivable and other assets	20,404	19,906
	$596,389	$581,518

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$151,201	$133,440
Interest checking	50,891	43,959
Money market	127,644	139,244
Savings	51,539	47,919
Time deposits	96,981	97,723
Total deposits	478,256	462,285
Short-term borrowings	2,000	5,000
Long-term borrowings	16,000	14,000
Accrued interest and other liabilities	6,139	6,134
Total liabilities	502,395	487,419
Total shareholders' equity	93,994	94,099
	$596,389	$581,518

Ratios:
Nonperforming loans and leases to total loans and leases	2.12%	4.46%
Net chargeoffs to average loans and leases (YTD)	0.93%	1.29%
Allowance for loan and lease losses to total loans and leases	2.24%	2.34%

American River Bank Capital Ratios:
Leverage Capital Ratio	12.64%	12.34%
Tier 1 Risk-Based Capital Ratio	23.54%	20.21%
Total Risk-Based Capital Ratio	24.80%	21.47%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	12.82%	13.09%
Tier 1 Risk-Based Capital Ratio	23.87%	21.52%
Total Risk-Based Capital Ratio	25.13%	22.78%

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American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter	%	Ended December 31,		%
	2012	2011	Change	2012	2011	Change
Interest income	$5,131	$5,808	(11.7)%	$21,299	$24,199	(12.0)%
Interest expense	440	565	(22.1)%	1,894	2,608	(27.4)%
Net interest income	4,691	5,243	(10.5)%	19,405	21,591	(10.1)%
Provision for loan and lease losses	0	0	—%	1,365	3,625	(62.3)%
Total noninterest income	675	471	43.3%	2,774	2,108	31.6%
Total noninterest expense	4,365	4,067	7.3%	16,747	16,301	2.7%
Income before provision for income taxes	1,001	1,647	(39.2)%	4,067	3,773	7.8%
Provision for income taxes	131	619	(78.8)%	860	1,269	(32.2)%
Net income	$870	$1,028	(15.4)%	$3,207	$2,504	28.1%

Basic earnings per share	$0.09	$0.10	(10.0)%	$0.34	$0.25	36.0%
Diluted earnings per share	$0.09	$0.10	(10.0)%	$0.34	$0.25	36.0%
Average diluted shares outstanding	9,307,442	9,862,310		9,491,636	9,858,353

Net interest margin as a percentage of average earning assets	3.80%	4.24%		3.91%	4.36%

Operating Ratios:
Return on average assets	0.58%	0.70%		0.55%	0.43%
Return on average equity	3.68%	4.38%		3.42%	2.74%
Return on average tangible equity	4.46%	5.32%		4.15%	3.35%
Efficiency ratio (fully taxable equivalent)	79.71%	69.43%		73.69%	67.18%

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American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
Trailing Five Quarters
(Dollars in thousands, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2012	2012	2012	2012	2011
Interest income	$5,131	$5,334	$5,324	$5,510	$5,808
Interest expense	440	470	482	502	565
Net interest income	4,691	4,864	4,842	5,008	5,243
Provision for loan and lease losses	0	410	375	580	0
Total noninterest income	675	712	694	693	471
Total noninterest expense	4,365	4,219	4,051	4,112	4,067
Income before provision for income taxes	1,001	947	1,110	1,009	1,647
Provision for income taxes	131	167	265	297	619
Net income	$870	$780	$845	$712	$1,028

Basic earnings per share	$0.09	$0.08	$0.09	$0.07	$0.10
Diluted earnings per share	$0.09	$0.08	$0.09	$0.07	$0.10

Net interest margin as a percentage of average earning assets	3.80%	3.88%	3.93%	4.01%	4.24%

Average diluted shares outstanding	9,307,442	9,297,505	9,532,203	9,833,550	9,862,310
Shares outstanding-end of period	9,327,203	9,327,203	9,328,481	9,742,634	9,890,909

Operating Ratios (annualized):
Return on average assets	0.58%	0.52%	0.58%	0.49%	0.70%
Return on average equity	3.68%	3.34%	3.64%	3.03%	4.38%
Return on average tangible equity	4.46%	4.05%	4.41%	3.67%	5.32%
Efficiency ratio (fully taxable equivalent)	79.71%	73.71%	71.31%	70.33%	69.43%

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American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)

Three months ended December 31,	2012			2011
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$266,006	$4,032	6.03%	$308,847	$4,616	5.93%
Taxable investment securities	200,891	880	1.74%	160,517	974	2.41%
Tax-exempt investment securities	29,970	288	3.82%	26,064	284	4.32%
Corporate stock	9	—	0.00%	13	—	—
Interest-bearing deposits in banks	815	—	0.00%	1,443	1	0.27%
Total earning assets	497,691	5,200	4.16%	496,884	5,875	4.69%
Cash & due from banks	51,878			47,780
Other assets	50,185			48,484
Allowance for loan & lease losses	(6,035)			(7,685)
	$593,719			$585,463

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$181,027	$141	0.31%	$183,484	$215	0.46%
Savings	52,452	26	0.20%	48,196	35	0.29%
Time deposits	98,173	195	0.79%	98,982	224	0.90%
Other borrowings	18,000	78	1.72%	18,802	91	1.92%
Total interest bearing liabilities	349,652	440	0.50%	349,464	565	0.64%
Noninterest bearing demand deposits	143,649			135,848
Other liabilities	6,403			6,949
Total liabilities	499,704			492,261
Shareholders' equity	94,015			93,202
	$593,719			$585,463
Net interest income & margin		$4,760	3.80%		$5,310	4.24%

Twelve months ended December 31,	2012			2011
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$282,136	$16,687	5.91%	$323,310	$19,235	5.95%
Taxable investment securities	191,861	3,708	1.93%	155,428	4,225	2.72%
Tax-exempt investment securities	29,535	1,190	4.03%	19,507	959	4.92%
Corporate stock	9	4	44.44%	16	—	—
Interest-bearing deposits in banks	992	8	0.81%	1,939	19	0.98%
Total earning assets	504,533	21,597	4.28%	500,200	24,438	4.89%
Cash & due from banks	41,010			41,932
Other assets	47,853			43,941
Allowance for loan & lease losses	(6,407)			(7,856)
	$586,989			$578,217

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$182,379	$658	0.36%	$182,922	$1,044	0.57%
Savings	50,976	114	0.22%	46,668	183	0.39%
Time deposits	99,548	838	0.84%	102,445	1,011	0.99%
Other borrowings	16,309	284	1.74%	17,040	370	2.17%
Total interest bearing liabilities	349,212	1,894	0.54%	349,075	2,608	0.75%
Noninterest bearing demand deposits	138,188			131,493
Other liabilities	5,851			6,204
Total liabilities	493,251			486,772
Shareholders' equity	93,738			91,445
	$586,989			$578,217
Net interest income & margin		$19,703	3.91%		$21,830	4.36%

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